Pope Resources Announces Quarterly Distribution

POULSBO, Wash., Aug. 3, 2012 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $0.45 per unit, effective for unitholders of record on August 31, 2012 and payable on September 17, 2012.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Pope Resources' distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources' distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, +1-360-697-6626, Fax: +1-360-697-1156